UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 11, 2015

MaxLinear, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34666	14-1896129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5966 La Place Court, Suite 100, Carlsbad, California 92008
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (760) 692-0711
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
On November 11, 2015, we entered into a real property lease with The Northwestern Mutual Life Insurance Company, a Wisconsin corporation, with respect to the lease of approximately 50,235 square feet of office and laboratory space located at 50 Parker in Irvine, California. The lease has an initial term of six years and two months, commencing on the later of (i) April 1, 2016 or (i) the date upon which certain building and tenant improvements have been substantially completed and possession of the substantially completed premises has been tendered by the landlord to us. The base monthly rent under the lease is approximately $68,000 per month during the first year of the initial lease term, increasing to approximately $86,000 per month during the last year of the initial lease term. The lease contains an option to extend the lease term for a single, five-year period. If the lease term is extended for the optional five-year period, the monthly base rent will be adjusted based on the fair market rental value. In addition to base rent, we have agreed to pay our proportional share of the common area operating expenses and real property taxes. The lease includes customary provisions providing for late fees for unpaid rent, landlord access to the property, insurance obligations and events of default. We expect to relocate our current operations in Irvine, California to the new facility beginning in the second quarter of 2016.
The foregoing summary of the lease does not purport to be complete and is qualified in its entirety by reference to the text of the lease, which will be filed as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2015.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 13, 2015	MAXLINEAR, INC.

(Registrant)

	By:	/s/ Adam C. Spice
Adam C. Spice
Chief Financial Officer
(Principal Financial Officer)

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